EXHIBIT 99.1

For Immediate Release:

StrikeForce Technologies Finalizes Cybersecurity Risk Solutions Purchase

EDISON, N.J., April 16, 2021 (GLOBE NEWSWIRE) -- StrikeForce Technologies, Inc. (OTC PINK: SFOR), a cyber technology company that reduces the risk of identity theft and data breaches and now cyber security services, today announced the acquisition of Cybersecurity Risk Solutions LLC (CRS), a provider of innovative cyber, privacy and data protection solutions for business and home.

“The acquisition is now final with Cybersecurity Risk Solutions LLC (CRS) and we are proud to have them as a subsidiary of StrikeForce. We are now positioned to deliver innovative and comprehensive data protection technology to our customers, new and old,” says Mark Kay, CEO of StrikeForce Technologies, Inc. “As I stated before, this is enhancing our broader portfolio offerings and capabilities, while driving new revenue opportunities through our best-in-class cyber mitigation tools. This very important to broadening our cyber security capabilities and services.”

“The purchase of CRS is for five-hundred thousand common shares of StrikeForce and StrikeForce receives 100% ownership of a company with a vision to provide this missing piece of the puzzle to our end user customers and thereby, reducing the global cyber threats at scale as they continue to evolve,” says Mr. Kay.

About StrikeForce Technologies Inc.

StrikeForce Technologies helps to prevent Cyber theft and data security breaches for consumers, corporations, and government agencies. It provides powerful two-factor, “Out-of-Band” authentication, keystroke encryption along with mobile solutions. StrikeForce Technologies, Inc. (OTC PINK:SFOR) is headquartered in Edison, N.J., and can be reached at www.strikeforcetech.com, on its Twitter and Facebook pages, or by phone at (732) 661-9641 or toll-free at (866) 787-4542.

About Cybersecurity Risk Solutions, LLC (CRS)

CRS is a cybersecurity firm offering cyber, privacy & data protection services. Includes a personal cyber risk assessment, industry’s first cyber health score, report and custom action plan, as well as ongoing vulnerability scanning, hack monitoring and dark web intelligence monitoring. For more information, go to https://SecureCyberID.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the sales of the company's identity protection software products into various channels and market sectors, the impact of COVID-19, the issuance of the company's pending patent application, and the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the company.

Company Info:

StrikeForce Technologies, Inc.

Mark L. Kay
(732) 661-9641

marklkay@strikeforcetech.com

StrikeForce Media

George Waller
(732) 661-9641
gwaller@strikeforcetech.com